CorEnergy Announces Closing of $120 Million Private Offering of 5.875% Convertible Senior Notes

KANSAS CITY, Mo.- August 12, 2019 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") announced the closing of its previously announced offering of $120 million aggregate principal amount of 5.875% Convertible Senior Notes due 2025 (the “Notes”), which includes the full exercise of the initial purchasers’ over-allotment option, in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering resulted in approximately $116 million net proceeds to CorEnergy after deducting the initial purchasers' discount and estimated offering expenses payable by CorEnergy. The Notes will be convertible at an initial conversion rate of 20.0000 shares of the Company’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $50.00 per share of the Company’s common stock.

CorEnergy will use a portion of the net proceeds from the offering of the Notes, together with shares of its common stock, to repurchase approximately $64 million aggregate principal amount of its 7.00% Convertible Senior Notes due 2020 (the “2020 Notes”) in separate transactions that were negotiated concurrently with this offering. Such transactions are expected to settle on August 15, 2019, with the purchase consideration, based on the average of the daily volume weighted-average prices of CorEnergy’s common stock over a six trading day period beginning on August 7, 2019, being delivered in a combination of cash and shares of CorEnergy’s common stock. CorEnergy intends to use the remainder of the net proceeds for general corporate purposes, such as redeeming preferred equity or project-level debt.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or the shares of common stock issuable upon conversion of the Notes, nor will there be any sale of the Notes or common stock, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. This press release does not constitute an offer to purchase or a solicitation of an offer to sell any 2020 Notes or underlying securities. The Notes and any shares of CorEnergy’s common stock underlying such Notes have not been registered under the Securities Act, or any applicable state securities laws, and the Notes will be offered and sold only to qualified institutional buyers as defined in Rule 144A promulgated under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States, or for the account or benefit of, U.S. persons, except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns critical energy assets, such as pipelines, storage terminals, and transmission and distribution assets. CorEnergy receives long-term contracted revenue from operators of its assets, primarily under triple-net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to CorEnergy's stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
877-699-CORR (2677)
info@corenergy.reit

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 Main:816-875-3705  | Fax:816-875-5875  | corenergy.reit